CONSENT OF INDEPENDENT AUDITOR
David Aronson, CPA, P.A.
Certified Public Accountants

The Board of Directors
Frozen Food Gift Group, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated January 20, 2010 for the year ended December 31, 2009 and the period January 2, 2009 (inception) through December 31, 2009 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission.

Yours Truly,

/s/ David Aronson, CPA, P.A.